Exhibit 99.2

Schering-Plough

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

For Release: IMMEDIATELY Contact: Denise K. Foy

(908) 298-7616

SCHERING-PLOUGH APPOINTS BRENT SAUNDERS

SENIOR VICE PRESIDENT, GLOBAL COMPLIANCE AND BUSINESS PRACTICES

KENILWORTH, N.J., Oct. 9, 2003 - Schering-Plough Corporation today announced the appointment of Brent Saunders as senior vice president, global compliance and business practices, effective November 1.

Saunders will report to Fred Hassan, Schering-Plough chairman and chief executive officer, and serve on the company's Executive Management Team.

"Brent Saunders is an acknowledged expert on corporate compliance and integrity, and brings an impressive track record of implementing high standards of behavior in large organizations," said Hassan. "We are pleased to have Brent join our top management team. He will play a critical role as we move forward with our Action Agenda to transform Schering-Plough into a growth leader in the pharmaceutical industry. We have a deep commitment to compliance, quality and business integrity."

Saunders' responsibilities will include the development of global standards, training and enforcement programs for compliance in all areas of the company, including manufacturing, R&D programs, clinical trials and sales and marketing. He will also be responsible for the implementation of privacy policies for customers, patients, employees and other stakeholders.

Saunders joins Schering-Plough from PricewaterhouseCoopers where he led the firm's compliance business advisory services group. Previously, Saunders served as chief compliance officer for Coventry Health Care, a nationwide managed care organization, and for Thomas Jefferson University and Health System, a major academic medical center in Philadelphia.

Saunders also has extensive experience negotiating and implementing corporate integrity agreements with state and federal agencies. He is past-president and co-founder of the Health Care Compliance Association, which named him 1997 Compliance Officer of the Year.

Saunders is a noted speaker on compliance and risk management issues in the health care industry, and also taught health law at Widener School of Law as an adjunct faculty member.

Saunders earned a J.D. from the Temple University School of Law, an MBA from the Temple University School of Business and Management, and graduated with a B.A. in economics from the University of Pittsburgh.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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